UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2005

Atlas Pipeline Partners, L.P.
(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Rouser Road, Moon Township, Pennsylvania	15108
(Address of principal executive offices)	(Zip Code)

     Registrant’s telephone number, including area code: (412) 262-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the Private Placement described below in Item 8.01, Atlas Pipeline Partners, L.P. (the “Partnership”) as well as its wholly-owned subsidiary, Atlas Pipeline Finance Corp., and certain other subsidiaries of the Partnership, entered into an Indenture dated December 20, 2005 with Wachovia Bank, National Association, which provides that Wachovia will act as trustee for the notes offered in the Private Placement. The Indenture is attached hereto as Exhibit 10.1.

Also in connection with the Private Placement described below in Item 8.01, the Partnership, Atlas Pipeline Finance Corp. and certain of the Partnership’s subsidiaries entered into a Registration Rights Agreement dated December 20, 2005 with Wachovia Capital Markets, LLC and Bank of America Securities LLC. The Registration Rights Agreement provides registration rights to purchasers in the Private Offering and is attached hereto as Exhibit 10.2.

Item 8.01.	Other Events.

The Partnership and Atlas Pipeline Finance Corp. announced the pricing of $250 million of 8 1/8% senior unsecured notes due 2015 in a private placement (the “Private Placement”). The Partnership intends to use the net proceeds from the Private Placement to repay substantially all of the indebtedness outstanding under its revolving credit facility. In connection with the Private Placement, the Partnership entered into the purchase agreement attached hereto. A press release relating the pricing of the Private Placement is attached hereto.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

	1.1	Purchase Agreement dated December 15, 2005.

	10.1	Indenture dated December 20, 2005.

	10.2	Registration Rights Agreement dated December 20, 2005.

	99.1	Press Release

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SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATLAS PIPELINE PARTNERS, L.P.

By:	Atlas Pipeline Partners GP, LLC its General Partner

Dated: December 21, 2005	/s/ Michael L. Staines

By: Michael L. Staines
Title: President and Chief Operating Officer